EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Appoints Nancy A. Walsh to Its Board of Directors

- Christopher Eastland resigns from Board of Directors after 13 years of service

WEST JORDAN, Utah, Aug. 22, 2022 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) announced today that Nancy A. Walsh has been appointed to the Company’s Board of Directors, effective August 19, 2022. Ms. Walsh will serve as an independent Class III director. She will serve as a member of the Audit Committee and Compensation Committee of the Board of Directors.

Christopher Eastland provided his resignation to the Board of Directors on August 19, 2022, effective immediately. Mr. Eastland had served as a member of the Board of Directors for 13 years, and previously served as Chairperson of the Board from 2010 to 2019.

Joseph Schneider, Chairman of the Board of Directors, stated, “We are pleased to welcome Nancy to our Board of Directors. Her broad financial leadership and experience in the retail space is a valued addition to our Board of Directors. We look forward to utilizing her expertise to help us further adapt and execute on our long-term growth initiatives.

“I have served along side Chris for many years,” continued Schneider. “We thank him for his contributions and many years of service as a valued member of our Board of Directors and wish Chris and his family much success with their new endeavor in Spain.”

Jon Barker, Chief Executive Officer, said, “I look forward to serving on the Board of Directors with Nancy and believe she will complement the strength of our Board of Directors given her extensive leadership working for several notable retail companies during her esteemed career. Her leadership and retail experience, along with her knowledge of public company governance and financial expertise and business background, will be welcomed additions to our Board of Directors.”

On her appointment, Ms. Walsh said, “I’m honored to be joining the Sportsman’s Warehouse organization, a uniquely positioned specialty outdoor sporting goods retailer. Having spent the majority of my career in retail, from fashion and apparel to specialty hardgoods, I believe my skills and experience will compliment the needs of the Company as we look to better serve the growing customer base. I look forward to working with the Board of Directors and management to help guide the future of the Company.”

Ms. Walsh, 61, has served as the Executive Vice President and Chief Financial Officer of LL Flooring Holdings, Inc. (NYSE: LL), a specialty retailer of hard-surface floorings, since September 2019. Prior to joining LL Flooring, Ms. Walsh served from January 2018 until April 2019 as Executive Vice President and Chief Financial Officer of Pier 1 Imports, Inc., a home furnishing and decor retailer, and, from November 2015 until December 2017, as Executive Vice President and Chief Financial Officer of The Bon-Ton Stores, Inc., a department store chain. From March 1999 to December 2013, Ms. Walsh served in various financial positions, including as Senior Vice President of Finance, with Tapestry, Inc., formerly known as Coach, Inc., a fashion handbag, leather goods and apparel retailer. Ms. Walsh also served in financial roles with Timberland, Inc., a footwear and apparel retailer. Ms. Walsh received a bachelor’s degree in Zoology from the University of New Hampshire and holds an MBA from Northeastern University.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding the future growth of the Company . Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to:  current and future government regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model; general economic, market and other conditions and changes in consumer spending; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and specialty retail market; changes in consumer demands; the Company’s expansion into new markets and planned growth; the impact of COVID-19 on the Company’s operations; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 29, 2022 which was filed with the SEC on March 30, 2022, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

Riley Timmer
Vice President, Investor Relations & Corp. Development
Sportsman’s Warehouse
(801) 566-6681
investors@sportsmans.com